                                                   -----------------------------
                                                           OMB APPROVAL
                                                   OMB NUMBER          3235-0145
                                                   EXPIRES:    DECEMBER 31, 1997
                                                   ESTIMATED AVERAGE BURDEN
                                                   HOURS PER FORM..........14.90
                                                   -----------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                     Plasma & Materials Technologies, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                          Common Stock; No Par Value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   72753M109
                   -----------------------------------------
                                (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 72753M109                                      PAGE 2 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Innocal L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Not applicable - see Item 4(a)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable - see Item 4(a)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Not applicable - see Item 4(a)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable - see Item 4(a)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 13 pages

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 72753M109                                      PAGE 3 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Innocal Associates, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Not applicable - see Item 4(a)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable - see Item 4(a)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Not applicable - see Item 4(a)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable - see Item 4(a)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 13 pages

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 72753M109                                      PAGE 4 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Russell J. Robelen

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Not applicable - see Item 4(a)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable - see Item 4(a)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Not applicable - see Item 4(a)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable - see Item 4(a)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 13 pages

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 72753M109                                      PAGE 5 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gerald A. Lodge

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Not applicable - see Item 4(a)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable - see Item 4(a)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Not applicable - see Item 4(a)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable - see Item 4(a)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 13 pages

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 72753M109                                      PAGE 6 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Raun J. Rasmussen

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Not applicable - see Item 4(a)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable - see Item 4(a)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Not applicable - see Item 4(a)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable - see Item 4(a)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 13 pages

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 72753M109                                      PAGE 7 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      H.D. Lambert

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Not applicable - see Item 4(a)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable - see Item 4(a)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Not applicable - see Item 4(a)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable - see Item 4(a)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 13 pages

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 72753M109                                      PAGE 8 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James E. Houlihan

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Not applicable - see Item 4(a)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable - see Item 4(a)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Not applicable - see Item 4(a)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable - see Item 4(a)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 8 of 13 pages

ITEM 1.

  (a)  NAME OF ISSUER

       Plasma & Materials Technologies, Inc.

  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

       9255 Deering Avenue
       Chatsworth, California  91311

ITEM 2.

  (a)  NAME OF PERSON FILING

       The persons filing this Schedule 13G/A are Innocal L.P. ("Innocal"), Innocal Associates, L.P. ("Innocal Associates"), Russell J. Robelen, Gerald A. Lodge, Raun J. Rasmussen, H. D. Lambert, and James E. Houlihan (collectively the "Filing Persons").

       Russell J. Robelen, Gerald A. Lodge, Raun J. Rasmussen, H. D. Lambert, and James E. Houlihan are each general partners of Innocal Associates, the general partner of Innocal.

  (b)  ADDRESS OF PRINCIPAL OFFICE

       600 Anton Boulevard, Suite 1270
       Costa Mesa, California  92626

  (c)  CITIZENSHIP

       The responses of the Filing Persons to Item 4 of the cover pages to this
       Schedule 13G/A that relate to the citizenships of such Filing Persons are herein incorporated by reference.

  (d)  TITLE OF CLASS OF SECURITIES

       This filing is made in regard to the Common Stock, no par value per share, of Plasma & Materials Technologies, Inc. (the "Common Stock").

  (e)  CUSIP NUMBER

       72753M109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

  (a)  [_]   Broker or Dealer registered under Section 15 of the Act

  (b)  [_]   Bank as defined in section 3(a)(6) of the Act

  (c)  [_]   Insurance Company as defined in section 3(a)(19) of the act

  (d)  [_]   Investment Company registered under section 8 of the Investment
             Company Act

  (e)  [_]   Investment Adviser registered under section 203 of the Investment
             Advisers Act of 1940



                               Page 9 of 13 pages

  (f)  [ ]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

  (g)  [ ]   Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G)
             (Note: See Item 7)

  (h)  [ ]   Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

  (a)  AMOUNT BENEFICIALLY OWNED

       Not applicable. The percent of the class owned, as of December 31, 1996, does not exceed five percent.

  (b)  PERCENT OF CLASS

       Not applicable.

  (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

       (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  Not applicable.

       (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  Not applicable.

       (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: Not applicable.

       (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: Not applicable.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

  IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [X]



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            The Filing Persons have filed this Schedule 13G/A as a group pursuant to Rule 13d-1(f). The identity of each member of the group is stated in an exhibit to the Schedule 13G amended hereby, filed with the Securities and Exchange Commission on February 14, 1996, which exhibit is incorporated herein by reference.

                              Page 10 of 13 pages

            The Filing Persons entered into a Joint Reporting Agreement dated February 12, 1996 (the "Joint Reporting Agreement"), pursuant to which they agreed to file one joint statement on behalf of all of them with respect to the subject matter of this Schedule 13G/A. The Joint Reporting Agreement was filed with the Securities and Exchange Commission on February 14, 1996 as an exhibit to the Schedule 13G amended hereby, which exhibit is incorporated herein by reference.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.  CERTIFICATION

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                              Page 11 of 13 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 1997

                              INNOCAL L.P.,
                              a Delaware limited partnership

                              By:  Innocal Associates, L.P.,
                                   a Delaware limited partnership
                                   Its:  General Partner


                                   By:    /s/ Russell J. Robelen
                                       ----------------------------------
                                            Russell J. Robelen,
                                              General Partner


                              INNOCAL ASSOCIATES, L.P.,
                              a Delaware limited partnership


                              By:        /s/ Russell J. Robelen
                                    --------------------------------------
                                            Russell J. Robelen,
                                              General Partner


                                   /s/ Russell J. Robelen
                              ---------------------------------------------
                                      Russell J. Robelen



                                   /s/ Gerald A. Lodge
                              ---------------------------------------------
                                     Gerald A. Lodge



                                   /s/ Raun J.Rasmussen
                              ---------------------------------------------
                                     Raun J. Rasmussen



                                   /s/ H.D. Lambert
                              ---------------------------------------------
                                     H.D. Lambert



                                   /s/ James E. Houlihan
                              ---------------------------------------------
                                     James E. Houlihan

                              Page 12 of 13 pages

                                 EXHIBIT INDEX
                                 -------------


                                                                    Sequentially
     Exhibit                                                        Numbered
     Number                 Description                             Page
     -------                -----------                             ------------
      1        Identification of Members of the Group . . . . . . . . .  *


      2        Joint Reporting Agreement dated February 12, 1996. . . .  *


* Filed with the Securities and Exchange Commission on February 14, 1996 as an exhibit to the Schedule 13G amended hereby.

                              Page 13 of 13 pages